Exhibit 10.6

EXECUTION COPY

AMENDMENT NO. 1 TO THE

364-DAY BRIDGE LOAN AGREEMENT

THIS AMENDMENT NO. 1, dated as of October 31, 2008 (this “Amendment”) by and among ALTRIA GROUP, INC., as borrower (“Altria”), the Lenders party hereto and GOLDMAN SACHS CREDIT PARTNERS L.P. (“Goldman Sachs”) and J.P. MORGAN SECURITIES INC. (“JPMorgan”), as joint lead arrangers and joint bookrunners, is an amendment to that certain US$4,000,000,000 364-Day Bridge Loan Agreement, dated as of January 28, 2008 (the “Bridge Loan Agreement”), by and among Altria, the Lenders party thereto, GOLDMAN SACHS and LEHMAN COMMERCIAL PAPER INC., as administrative agents (the “Administrative Agents”), JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A., as syndication agents (the “Syndication Agents”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH and DEUTSCHE BANK SECURITIES INC., as arrangers and documentation agents (the “Arrangers and Documentation Agents”).

W I T N E S S E T H

WHEREAS, Altria has requested certain amendments to the Bridge Loan Agreement; and

WHEREAS, the Lenders party to this Amendment have agreed to amend the Bridge Loan Agreement in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For the purposes of this Amendment, all capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Bridge Loan Agreement.

SECTION 2. Amendment to Section 1.01.

Section 1.01 of the Bridge Loan Agreement (Certain Defined Terms) shall be amended as follows:

(a) The following definitions shall be added in alphabetical order:

“Amendment No. 1” means the Amendment No. 1 dated as of October 31, 2008 to this Agreement by and among Altria, the Lenders party thereto and the other parties thereto.

“Asset Sale” means the sale, transfer, license, lease or other disposition of any property by any Person, including any sale and leaseback transaction and any sale of capital stock (other than any issuance by such Person of its own capital stock), but excluding:

(a) the sale, transfer, license, lease or other disposition (collectively, “Transfers”) of inventory, plants, equipment and other property (including cash and cash equivalents) in the ordinary course of business or disclosed prior to the date of Amendment No. 1 in Altria’s or any of its Subsidiaries’ publicly-available filings with the Securities and Exchange Commission, and

(b) any Transfer that results in Net Cash Proceeds of less than $100,000,000 per Transfer or related or series of Transfers and that, together with all other Transfers during the same fiscal year excluded under this clause (b) results in Net Cash Proceeds of not greater than $250,000,000.

“Consenting Lenders” means the Lenders party to Amendment No. 1, and their successors and permitted assigns.

“Extension Notice” has the meaning specified in Section 2.09(c).

“Fees” means the fees payable by Altria pursuant to Sections 2.08 and 2.09(c).

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (i) all cash proceeds actually paid to or actually received by Altria or one or more of its Subsidiaries to the extent that Altria has the ability to compel the distribution or transfer of such cash proceeds from such Subsidiary to Altria or one of Altria’s wholly-owned Subsidiaries, in respect of such Asset Sale (including any cash proceeds received as income or other proceeds from any non-cash proceeds of any Asset Sale as and when received), less, without duplication and only to the extent not already deducted in arriving at the amount referred to in clause (i) above, (ii) the sum of (A) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by a senior financial or senior accounting officer of Altria giving effect to the overall tax position of Altria and its Subsidiaries), and customary fees, brokerage fees, commissions, costs and other expenses, that are incurred in connection with such Asset Sale and are payable by Altria or one or more of its Subsidiaries,

(B) appropriate amounts that must be set aside as a reserve in accordance with accounting principles generally accepted in the United States of America against any liabilities reasonably estimated to be payable and associated with such Asset Sale, and

(C) any payments to be made by Altria or one or more of its Subsidiaries as agreed between Altria or such Subsidiaries, as applicable, and the purchaser of any assets subject to an Asset Sale in connection therewith, and

(b) with respect to any Capital Markets Financing Transaction, all cash proceeds received by Altria in respect of such Capital Markets Financing Transaction (including cash proceeds as and when subsequently received at any time in respect of such Capital Markets Financing Transaction from non-cash consideration initially received or otherwise), less underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by Altria or one or more of its wholly-owned Subsidiaries, as applicable, in connection therewith.

“Non-Consenting Lender” means any Lender other than a Consenting Lender and its successors and permitted assigns.

(b) (i) The definition of “Applicable Interest Rate Margin” shall be deleted in its entirety and replaced with the following:

“Applicable Interest Rate Margin” means (i) the Consenting Lender Applicable Interest Rate Margin with respect to Advances made by a Consenting Lender or (ii) the Non-Consenting Lender Applicable Interest Rate Margin with respect to Advances made by a Non-Consenting Lender, as applicable.

(ii) The following definitions shall be added in alphabetical order:

“Acquisition Closing Date” means the date on which Altria’s acquisition of UST Inc. is consummated.

“Applicable Commitment Fee Rate” means, for any day a percentage per annum equal to the percentage per annum set forth below determined by reference to the lower of (i) the rating of Altria’s long-term senior unsecured debt from Standard & Poor’s and (ii) the rating of Altria’s long-term senior unsecured debt from Moody’s, in each case in effect for such day:

Rating	Applicable Commitment Fee Rate
A-/A3 or higher	0.1000%
Lower than A-/A3 and BBB/Baa2 or higher (but, if BBB/Baa2, not on negative watch)	0.1500%
BBB-/Baa3 or lower, or BBB/Baa2 and on negative watch	0.3500%

“Base Rate Interest” has the meaning specified in Section 2.04(a)(i).

“Consenting Lender Applicable Interest Rate Margin” means for any Advance for the period specified below during which such Advance remains outstanding a percentage per annum equal to the percentage set forth below determined by reference to the lower of (i) the rating of Altria’s long-term senior unsecured debt from Standard & Poor’s and (ii) the rating of Altria’s long-term senior unsecured debt from Moody’s, in each case in effect from time to time during such period:

Rating	Consenting Lenders Applicable Interest Rate Margin – LIBO Rate Advances				Consenting Lenders Applicable Interest Rate Margin – Base Rate Advances
	Number of Days After Acquisition Closing Date				Number of Days After Acquisition Closing Date
	(1-90 days)	(91-180 days)	(181-270 days)	(271-364 days)	(1-90 days)	(91-180 days)	(181-270 days)	(271-364 days)
A-/A3 or higher	1.7500%	2.0000%	2.2500%	2.5000%	0.7500%	1.0000%	1.2500%	1.5000%
Lower than A-/A3 and BBB/Baa2 or higher (but, if BBB/Baa2, not on negative watch)	2.2500%	2.5000%	2.7500%	3.0000%	1.2500%	1.5000%	1.7500%	2.0000%
BBB-/Baa3 or lower, or BBB/Baa2 and on negative watch	2.7500%	3.0000%	3.2500%	3.5000%	1.7500%	2.0000%	2.2500%	2.5000%

provided that the Consenting Lender Applicable Interest Rate Margin at any ratings level and for any period shall in no event be lower than the Applicable Interest Rate Margin (as defined in the Term Bridge Loan Agreement as in effect on the date of the Term Bridge Facility Closing) for the corresponding ratings level and period.

“LIBO Rate Interest” has the meaning specified in Section 2.04(a)(ii).

“Non-Consenting Lender Applicable Interest Rate Margin” means a percentage equal to 0.4500% for LIBO Rate Advances and 0% for Base Rate Advances.

“Term Bridge Facility Closing” means the effective date of the Term Bridge Loan Agreement.

“Term Bridge Loan Agreement” means the 364-day term bridge loan agreement to be entered into by Altria, the lenders party thereto and JPMorgan Chase Bank, N.A. and Goldman Sachs Credit Partners L.P., as administrative agents, in connection with Altria’s acquisition of UST Inc.

(c) The definition of “Termination Date” shall be deleted in its entirety and replaced with the following:

“Termination Date” means the earlier of (a) January 26, 2009 (or such later date to which the Termination Date may be extended pursuant to Section 2.09(c) solely with respect to the Consenting Lenders) and (b) the date of termination in whole of the Commitments pursuant to Section 2.09 or 6.02.

SECTION 3. Amendment to Section 2.04.

Section 2.04(a) of the Bridge Loan Agreement (Interest on Advances) shall be amended by deleting such subsection in its entirety and replacing it with the following:

(a)	Scheduled Interest. Altria shall pay interest on the unpaid principal amount of each Advance to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Interest Rate Margin (the sum of (x) and (y), the “Base Rate Interest”), payable in arrears monthly on the 20th day of each month and on the date such Base Rate Advance shall be Converted or paid in full; provided that on any day that Base Rate Advances made by a Consenting Lender are outstanding, the Base Rate Interest payable on such Advances shall be no less than the LIBO Rate Interest that would be payable on such day for a LIBO Rate Advance made by a Consenting Lender with a one month interest period that would commence on such day.

(ii) LIBO Rate Advances. During such periods as such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the LIBO Rate for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin (the sum of (x) and (y), the “LIBO Rate Interest”), payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full.

SECTION 4. Amendment to Section 2.08.

Section 2.08 of the Bridge Loan Agreement (Facility Fee) shall be amended by deleting such section in its entirety and replacing it with the following:

2.08. Fees. Altria agrees to pay the following fees to the following Persons:

(a)	Facility Fee: to Goldman Sachs, as Administrative Agent, for the account of each Non-Consenting Lender a facility fee on the aggregate amount of such Non-Consenting Lender’s Commitment, such fee to accrue until the Termination Date at the Applicable Facility Fee Rate, in each case payable on the last day of each March, June, September and December until the Termination Date and on the Termination Date; and

(b)	Commitment Fee: to Goldman Sachs, as Administrative Agent, for the account of each Consenting Lender a commitment fee on the daily undrawn portion of such Consenting Lender’s Commitment, such fee to accrue from the date of the Term Bridge Facility Closing until the Termination Date at the Applicable Commitment Fee Rate, in each case payable on the last day of each March, June, September and December until the Termination Date and on the Termination Date.

SECTION 5. Amendment to Section 2.09.

Section 2.09 of the Bridge Loan Agreement (Termination or Reduction of the Commitments) shall be amended by deleting subsection (b) in its entirety and replacing it with new subsection (b) below and inserting subsection (c) below immediately following subsection (b) of that section:

(b)

Mandatory Reduction of the Commitments. In the event that there shall be a Capital Markets Financing Transaction, Asset Sale or borrowing under a Debt Facility, Commitments shall be reduced in an aggregate amount equal to 100% of the Net Cash Proceeds, rounded to the nearest million (with $500,000 being rounded upward), of such Capital Markets Financing Transaction or Asset Sale or the aggregate amount of such Debt Facility borrowing received by Altria or one of its Subsidiaries, on (i) the last day of the current Interest Period for LIBO Rate Advances that are prepaid pursuant to Section 2.10(b) (but in any event, no more than 60 days after the receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing), (ii) on the third Business Day following receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowings for Base Rate Advances that are prepaid pursuant to Section 2.10(b) and (iii) to the extent that the Commitments exceed the aggregate principal amount of Advances outstanding, the next succeeding Business Day following receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing.

(c)	Extension of Termination Date. (i) Altria may, by written notice (an “Extension Notice”) to Goldman Sachs, as Administrative Agent, which shall promptly notify each Consenting Lender, not later than three Business Days prior to the Termination Date, extend the Termination Date solely with respect to such Consenting Lenders for an additional period of three months; provided that, on the date of each Extension Notice and on the effective date of each such extension, (i) no event has occurred and is continuing that constitutes a Default or Event of Default and (ii) the representations contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct; and provided, further, that Altria may deliver no more than two Extension Notices, so that the maximum time period the Termination Date may be extended pursuant to this Section 2.09(c) is six months past the original Termination Date. Upon the effectiveness of each extension provided for in this Section 2.09(c), all terms of this Agreement shall remain in full force and effect solely with respect to each Consenting Lender. The provisions of Section 2.15 shall not be applicable to payments made to Non-Consenting Lenders on the Termination Date in connection with the termination of their Commitments. Altria agrees that it will, upon the request of any Consenting Lender through Goldman Sachs, as Administrative Agent, issue a new Note in favor of such Consenting Lender reflecting the extended maturity date, in exchange for the Note held by such Consenting Lender, which shall be promptly returned to Altria and marked “cancelled”.

(ii) Altria shall pay to Goldman Sachs, as Administrative Agent, for the account of each Consenting Lender, in the event of any three-month extension of the Termination Date by Altria pursuant to this Section 2.09(c), 0.7500% of the aggregate amount of such Consenting Lender’s Commitment on the effective date of the first three-month extension, and 3.0000% of the aggregate amount of such Consenting Lender’s Commitment on the effective date of the second three-month extension, in each case payable on such date.

SECTION 6. Amendment to Section 2.10.

Section 2.10(b)(ii) of the Bridge Loan Agreement (Prepayments; Mandatory Prepayment) shall be amended by deleting such section in its entirety and replacing it with the following:

(ii)	In the event that there shall be a Capital Markets Financing Transaction, Asset Sale or borrowing under a Debt Facility, Altria shall repay outstanding Advances in an aggregate amount equal to 100% of the Net Cash Proceeds, rounded to the nearest million (with $500,000 being rounded upward), of such Capital Markets Financing Transaction or Asset Sale or the aggregate amount of such Debt Facility borrowing received by Altria or one of its Subsidiaries, (x) in the case of LIBO Rate Advances, on the last day of the current Interest Period for such Advances (but in any event, no more than 60 days after the receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing) and (y) in the case of Base Rate Advances, on the third Business Day following receipt of by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing.

SECTION 7. Amendment to Section 5.01(c)(i).

Section 5.01(c)(i) of the Bridge Loan Agreement (Maintenance of Ratio of Debt to EBITDA) shall be amended by deleting the ratio “2.5 to 1.0” and replacing it with “3.0 to 1.0”.

SECTION 8. Additional Amendments.

(a) All references to “facility fee” or “facility fees” in the Bridge Loan Agreement (other than in Section 2.08) shall be replaced with “Fee” or “Fees”, as applicable.

(b) GSCP and J.P. Morgan Securities Inc. will act as the joint lead arrangers and joint bookrunners for the credit facility established by the Bridge Loan Agreement.

(c) Lehman Commercial Paper Inc. is hereby removed from its position as Administrative Agent and as a Reference Bank under the Bridge Loan Agreement. All references to “Administrative Agents” in the Bridge Loan Agreement shall be deemed to refer to Goldman Sachs as Administrative Agent.

SECTION 9. Representations and Warranties of Altria. Altria represents and warrants to the Lenders as of the date hereof and as of the Amendment Effective Date (as defined below) that:

(a) The execution, delivery and performance of this Amendment are within Altria’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) Altria’s charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Altria of this Amendment.

(c) This Amendment is a legal, valid and binding obligation of Altria enforceable against Altria in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) The representations and warranties contained in Section 4.01 of the Bridge Loan Agreement (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct as though made on and as of the date hereof and at and as of the Amendment Effective Date.

(e) No Default or Event of Default of has occurred and is continuing or will, at the Amendment Effective Date, have occurred and be continuing.

SECTION 10. Conditions to Effectiveness. This Amendment shall become effective upon the receipt by Goldman Sachs, as Administrative Agent, of (a) either (i) counterparts of this Amendment signed on behalf of Altria and Lenders with aggregate Commitments of $3,000,000,000 or more or (ii) written evidence satisfactory to Goldman Sachs, as Administrative Agent, (which may include a telecopy transmission of an executed signature page of this Amendment) that such parties have signed counterparts of this Amendment, (b) satisfactory opinions of counsel to Altria with respect to the transactions contemplated hereby and (c) such corporate resolutions, certificates and other documentation from Altria as Goldman Sachs, as Administrative Agent, shall reasonably request; provided, however, that Sections 2(b), 3 and 4 of this Amendment shall become effective on the effective date of the 364-day term bridge loan agreement to be entered into by Altria, the lenders party thereto and JPMorgan Chase Bank, N.A. and Goldman Sachs Credit Partners L.P., as administrative agents, in connection with Altria’s acquisition of UST Inc. (at which time Altria agrees it will pay to the Lenders party to this Amendment all accrued but unpaid facility fees under the Bridge Loan Agreement).

SECTION 11. Consent Fees. In consideration of the execution of this Amendment, Altria shall pay to Goldman Sachs, as Administrative Agent, for the account of each Lender party hereto:

(a) within three Business Days of the date upon which the conditions to effectiveness set forth in Section 10 hereof have been satisfied (other than the condition set forth in the proviso thereto) (such date, the “Amendment Effective Date”), 0.125% of the aggregate amount of such Lender’s Commitment on the Amendment Effective Date; and

(b) on the earlier of November 14, 2008 and the Closing Date (as such term is defined in the Commitment Letter), 0.125% of the aggregate amount of such Lender’s Commitment on such date.

SECTION 12. Reference to and Effect on the Bridge Loan Agreement.

(a) On and after the Amendment Effective Date, the Bridge Loan Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of Altria, the Lenders, the

Administrative Agents, the Syndication Agents and the Arrangers and Documentation Agents shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Bridge Loan Agreement for any and all purposes and shall be binding on each party to the Bridge Loan Agreement; provided that the amendments set forth herein shall be binding on each Lender party to the Bridge Loan Agreement other than those amendments expressly applicable solely to the Lenders party to this Amendment. Except as expressly modified and expressly amended by this Amendment, the Bridge Loan Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

(b) On or after the Amendment Effective Date, each reference in the Bridge Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Bridge Loan Agreement shall, unless the context otherwise requires, mean and be a reference to the Bridge Loan Agreement, as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender under the Bridge Loan Agreement nor constitute a waiver of any provision of the Bridge Loan Agreement.

SECTION 13. Governing Law.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 14. Execution in Counterparts.

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 15. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature pages omitted.]